U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                     FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 of Section 30(f) of the Investment Company Act of 1940


 [_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

________________________________________________________________________________
Name and Address of Reporting Person

Masterson                 Linda                     H.
--------------------------------------------------------------------------------
(Last)                  (First)                   (Middle)

                    1205 South Dupont Street
--------------------------------------------------------------------------------
                       (Street)


Ontario                  CA                         91761
--------------------------------------------------------------------------------
City                    (State)                     (Zip)

________________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

      LifePoint, Inc. - LFP


________________________________________________________________________________
3. IRS or Social Security Number of Reporting Person
   (Voluntary)

      ###-##-####
________________________________________________________________________________
4. Statement for Month/Year

      1/01

________________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.  Relationship of Reporting Person to Issuer
    (Check if Applicable)

    [X] Director                        [_] 10% Owner
    [X] Officer (give title below)      [_] Other (specify

 Chairman of the Board, President and CEO
 -----------------------------------------------

================================================================================

 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------
------------------------------ ----------------- ------------------ --------------------------------
1.  Title of Security          2. Transaction    3. Transaction     4. Securities Acquired (A) or
   (Instr. 3)                  Date                 Code            Disposed of (D) (Instr. 3, 4,
                               (Month/Day/Year)     (Instr. 8)      and 5)





------------------------------ ----------------- ------------------ --------------------------------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------
                                                   Code       V     Amount      (A) or    Price
                                                                                (D)
------------------------------ ----------------- ---------- ------- ----------- --------- ----------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------
Common Stock, $.001 par value  1/25/01             D                18,196       D         (1)

------------------------------ ----------------- ---------- ------- ----------- --------- ----------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------


------------------------------ ----------------- ---------- ------- ----------- --------- ----------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------

---------------- ----------- --------------- -------------------------------------------------------
5. Amount of     6. Owner-   7. Nature of
Securities       ship Form:  Indirect
Beneficially     Direct      Beneficially
Owned at End     (D) or      Ownership
of Month         Indirect    (Instr. 4)
(Instr. 3 and    (I)
4)               (Instr. 4)

--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------


--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------
1,550,554       I           (2)

--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------


--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
  (1) The Reporting  Person  surrendered  18,196 shares to the Issuer in partial pre-payment of principal and interest on a loan from the Issuer.
  (2) The Sharesare  being held by Robert P.  Masterson and Linda H.  Masterson,
  Trustee of the Masterson Family Trust, dated September 23, 2000.


Form 4 (continued)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
1. Title of Derivative       2.            3.            4.              5. Number of    6. Date          7. Title and Amount of
Security (Instr. 3)            Conver-     Transaction   Transaction     Derivation      Exercisable      Underlying Securities
                               sion        Date          Code (Instr.    Securities      and Expiration   (Instr. 3 and 4)
                               or          (Month/Day/                   Acquired (A)    Date
                               Exercisable  Year)                        or Disposed     (Month/Date/Year)
                               Price                                     of (D)
                               of                                        (Instr. 3,4,
                               Derivative                                and 5)
                               Security


---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
---------------------------- ------------- ------------- ------- ------- -------- ------ -------- ------- ------------ ------------
                                                         Code      V     (A)      (D)    Date     Expira-   Title      Amount or
                                                                                         Exerci-  tion                 Number of
                                                                                         sable    Date                 Shares
---------------------------- ------------- ------------- ------- ------- -------- ------ -------- ------- ------------ ------------
---------------------------- ------------- ------------- --------------- --------------- ---------------- ------------ ------------
Stock Options and Warrants    N/A           N/A            N/A    N/A    N/A              N/A      N/A      Common     N/A
                                                                                                            Stock
---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------

------------- ------------- ----------- -----------
8. Price of   9. Number     10.         11.
Derivative    of            Ownership   Nature of
Security      Derivative    Form of     Indirect
(Instr. 5)    Securities    Derivative  Beneficial
              Beneficially  Security:   Ownership
              Owned at      Direct      (Instr. 4)
              end of        (D) or
              month         Indirect
              (Instr. 4)    (I)
                            (Instr. 4)

------------- ------------- ----------- -----------
------------- ------------- ----------- -----------



------------- ------------- ----------- -----------
------------- ------------- ----------- -----------
               1,921,250     D           N/A


------------- ------------- ----------- -----------
------------- ------------- ----------- -----------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:





                      /s/ Linda H. Masterson                      2/7/01
                     -----------------------------------         -------
                      Signature of Reporting Person               Date



  **Intentional  misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.